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AQUILA’S FIRST QUARTER RESULTS SHOW IMPROVEMENT

COMPARED TO FIRST QUARTER OF 2004

Earnings Conference Call and Webcast Are Tomorrow at 10:00 a.m. Eastern

KANSAS CITY, MO, May 4, 2005 – Aquila, Inc. (NYSE: ILA) today reported a slight profit of $.02 per fully diluted share for the three months ended March 31, 2005, or net income of $.7 million, compared to a loss of $.26 per fully diluted share, or net loss of $51.8 million, for the first quarter of 2004. The 2004 results included earnings of $.17 per share, or $32.8 million net of tax, from discontinued operations. Sales were $651.0 million in this year’s first quarter, up from $553.2 million a year earlier.

Per-share results for the 2005 quarter reflect the issuance of 46.0 million common shares and 13.8 million mandatorily convertible securities in late August 2004.

“Our main focus this year is on continuing to improve our core utility businesses and customer service,” said Richard C. Green, chairman and chief executive officer. “We are also intent on implementing the rest of our repositioning plan, including the divestiture of our remaining non-core businesses, so we can continue to strengthen our balance sheet. Our goal is to improve our credit profile so we can invest in utility system improvements more cost-effectively.”

In March, Aquila announced plans to further reduce debt by selectively divesting some of the company’s regulated utility assets and its non-core assets. Aquila has retained investment banking advisors to conduct a competitive sale process for certain regulated utility assets. The company is currently conducting a competitive auction process for six utility properties, and it expects to enter into definitive sale agreements for one or more of those utility properties after concluding the auction process. Confidential information memoranda have been circulated to a

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number of qualified bidders, and Aquila expects to announce more specific transaction details in this year’s third quarter.

Utilities

Utilities reported earnings before interest and taxes, depreciation and amortization (EBITDA) of $103.7 million in the first quarter of 2005, compared to $96.3 million in 2004. Gross profit of $200.8 million was $7.8 million higher than gross profit of $193.0 million in the 2004 quarter. Electric Utilities EBITDA was $36.3 million, up from $26.6 million a year earlier, and Gas Utilities EBITDA was $67.4 million, slightly below the $69.7 million earned in the prior year’s quarter.

Electric Utilities

Sales from electric operations were $174.2 million in this year’s quarter, up from $160.2 million a year earlier. Gross profit was $88.1 million, up from $78.2 million. The improvement was primarily due to rate increases that took effect in Colorado in September 2004 and in Missouri in April 2004 and the recognition of $6.8 million of mark-to-market income on certain NYMEX natural gas contracts as a result of increases in forward natural gas prices. The company purchased these contracts primarily for the summer season to offset the risk of increased gas costs in Missouri electric operations.

Gross profit was reduced approximately $6.5 million by higher costs of fuel, purchased power and transmission, net of offsetting derivative positions, and $1.5 million of unfavorable weather-related volume and other variances.

Operating expense increased $2.9 million primarily due to higher labor and benefit costs.

In June 2004, the company filed for a rate increase totaling $19.2 million, later revised to $16.4 million, for its electric territories in Kansas in order to recover infrastructure improvements and increased maintenance and operating costs. In January 2005, the Kansas Corporation Commission ordered that the company’s rates be increased $7.4 million. Aquila filed for reconsideration of certain issues included in the Commission’s order, and a formal order was issued in March 2005 adjusting the approved rate increase to $8.0 million. The company has appealed to the Circuit Court of the State of Kansas on a number of issues included in the final rate order.

In April 2005, Aquila was notified by C.W. Mining Company, a Utah company that supplies 25 percent of the coal needs for the company’s Sibley and Lake Road power plants in Missouri, that C.W. Mining has terminated the underlying contract due to workforce issues at its

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coal mine. Aquila has notified the supplier that it does not believe the termination was valid, and the company expects to pursue its rights and remedies under the contract. A cessation of deliveries from this supplier will not affect Aquila’s ability to provide safe and reliable electric service, as the company has made arrangements to satisfy its power generation requirements by purchasing coal on the spot market and from other suppliers.

Gas Utilities

Sales from natural gas operations were $483.2 million in this year’s quarter, up from $445.7 million a year earlier. Gross profit was $112.7 million, down from $114.8 million.

Sales and cost of sales increased approximately $44.3 million due to a 13 percent increase in natural gas prices. However, because gas purchase costs for these operations are passed through to customers, the change in gas prices did not have a corresponding impact on gross profit. Mild winter weather reduced gross profit by approximately $2.2 million in the 2005 quarter compared to a year earlier. Gross profit also declined approximately $.5 million due to the sale of a small gas operation in eastern Missouri in May 2004 and $1.3 million due to decreased gas transmission sales. These declines were partly offset by approximately $1.0 million from rate increases in Missouri that took effect in May and July 2004 and $1.2 million of additional margins from an increase in the number of customers.

The Kansas natural gas rate increase request Aquila filed in November 2004 has been settled for an increase of $2.7 million, subject to final written order from the Kansas Corporation Commission. The new rates are expected to become effective on June 1, 2005.

Merchant Services

Merchant Services recorded a loss before interest and taxes, depreciation and amortization of $6.6 million for the first quarter of 2005, compared to a loss of $121.9 million in the prior year’s first quarter. Gross loss was $29.7 million in 2005, compared to $77.9 million a year earlier.

This year’s first quarter gross loss is primarily related to the following factors:

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•      Mark-to-market losses of approximately $11.2 million related to Aquila’s remaining stream flow transaction, which expires in 2006. In the first quarter of 2004, the company had mark-to-market losses of approximately $16.0 million related to the stream flow transaction and a long-term power supply transaction which was terminated in May 2004.

•      Margin losses of $7.9 million related to fixed capacity payments that entitled Aquila to generate power at merchant power plants owned by others but earn minimal revenue because of current conditions in the generation market. Capacity payments were lower in 2005 compared to $10.8 million a year earlier because Aquila terminated its Aries capacity contract in the first quarter of 2004.

• A margin loss of $4.5 million recorded in this year’s first quarter on the write-off of certain balances retained in the previous sale of Aquila’s gas pipeline investments.

•      Margin losses of $1.7 million resulting from the difference between revenue recognized on Aquila’s two remaining long-term natural gas supply contracts compared to the net cost of gas delivered under the contracts. In the first quarter of 2004, these margin losses were $14.1 million. Four long-term gas supply contracts were terminated later in 2004.

•      The remaining $4.4 million of 2005 gross loss primarily relates to merchant peaking plant capacity sales offset by losses on various open positions. This compares to $5.9 million of gross loss in the 2004 first quarter.

Additional factors which affected only last year’s first quarter included the following:

•      Approximately $9.9 million of costs to exit natural gas hedge positions related to the Onondaga swap derivative sold in connection with the sale of Aquila’s independent power plants, cash flow hedge option premium expirations and the exit of other hedges related to previous contracts.

•        An approximately $21.2 million non-cash loss related to the discounting of the trading portfolio, primarily driven by long-term gas contracts. During the first quarter of 2004, the benchmark indexes used to determine the discount rate appropriate for Aquila’s credit standing decreased by approximately 300 basis points, resulting in the partial reversal of related earnings and price risk management asset recorded previously.

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Operating expense decreased $11.4 million in the 2005 quarter from expense of $9.2 million a year earlier. This was primarily due to the refund of value-added taxes (VAT) previously paid and expensed by Aquila’s European merchant trading business, reduced surety payments due to the settlement of four long-term gas contracts, and reduced staffing needed to manage remaining trading positions and non-regulated power generation assets.

Restructuring charges of $6.6 million increased $6.4 million in the 2005 quarter compared to $.2 million a year earlier. This increase was primarily due to termination of most of the remaining leases related to the former Merchant Services headquarters. In connection with this termination, Aquila made a lump-sum payment of $13.0 million, which exceeded its restructuring reserve obligation as of the termination date. This resulted in an additional lease restructuring charge of $6.6 million.

In the first quarter of 2005, Aquila recorded pretax gains of $25.6 million, which included $16.3 million on the termination of the Batesville tolling agreement and related forward sale contract and $9.3 million on the sale of the company’s stock investment in the IntercontinentalExchange, Inc. (ICE). In the first quarter of 2004, Aquila recorded a net loss on sale of assets of $35.9 million, consisting of a $47.0 million loss on the transfer of its equity interest in the Aries power project and termination of the related tolling obligation, offset by a $6.1 million gain related to the sale of Aquila’s equity method investments in independent power plants and a $5.0 million gain on the sale of its Marchwood development project in the United Kingdom.

Corporate and Other

In the first quarter of 2005, Corporate and Other had EBITDA of $.7 million, compared to $.3 million a year earlier. Gross profit of $7.4 million in the 2005 quarter increased by $1.2 million compared to $6.2 million in the 2004 quarter. First quarter sales of $10.9 million in 2005 increased by $2.0 million from $8.9 million in 2004. This was primarily due to an increase in the number of customers served by the Everest Connections subsidiary.

Operating expense of $8.4 million decreased $2.7 million in the 2005 quarter compared to $11.1 million a year earlier. This was primarily due to decreases in insurance and other costs and loan amendment fees paid in the 2004 quarter. A gain on sale of assets of $3.8 million was recorded in the first quarter of 2004, primarily related to the $3.3 million gain realized from the sale of Aquila’s interest in Midlands Electricity in the United Kingdom.

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Discontinued Operations

Aquila reports the results of its Canadian utility businesses (sold in May 2004) and the two consolidated independent power plants (sold in March 2004) as discontinued operations. Total income in the first quarter of 2004 from discontinued operations, net of tax, was $32.8 million, or $.17 per fully diluted share. The company had no earnings from discontinued operations in 2005.

Income Tax Benefit

Aquila’s income tax benefit for the first quarter of 2005 decreased by $43.3 million compared to the 2004 first quarter, primarily due to higher pretax income in 2005. Included in the income tax benefit for the first quarter of 2005 was the reversal of $3.7 million of income tax valuation allowances previously provided on capital losses due to the recognition of capital gain on the sale of Aquila’s ICE shares.

Liquidity

The most significant factor affecting Aquila’s working capital is the purchase of natural gas for the company’s gas utility customers. Aquila could experience significant working capital requirements, up to $350 million, during peak winter heating months due to higher natural gas consumption and prices, and the current requirement to prepay certain gas commodity suppliers and pipeline transportation companies.

The company anticipates using the combination of its $110 million, five-year unsecured revolving credit facility; its $150 million, four-year revolving credit facility secured by accounts receivable; up to $180 million provided by a five-year unsecured revolving credit and letter of credit facility; and its cash on hand to meet peak winter working capital requirements.

Conference Call, Webcast and Additional Information

Tomorrow at 10:00 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2005 first quarter results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website

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(“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through May 12 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11029425 when prompted.

Today Aquila will have a live webcast of its annual shareholder meeting at 3:00 p.m. Eastern Time, also accessible through the company’s website.

Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At March 31, 2005, Aquila had total assets of $4.7 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest and taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve risks and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statements contained in this press release include the statement that Aquila’s goal is to improve its credit profile so it can invest in its utility system improvements more cost-effectively, and the statement that Aquila intends to conduct a bidding process for certain regulated utility assets and to announce more specific transaction details in the third quarter of 2005.

Some important factors that could cause actual results to differ materially from those anticipated include:

• Aquila’s credit profile can be negatively impacted by factors beyond its control, such as commodity prices, interest rates and third party defaults.
• Third parties may be unwilling to provide investment capital to Aquila even if its credit profile improves.
• Aquila may receive bids for assets that are inadequate or insufficient for accomplishing targeted goals.
• Regulatory commissions may not approve some or all of the contemplated divestitures.

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AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended Mach 31,
In millions, except per share amounts	2005	2004
Sales	$651.0	$553.2
Cost of sales	472.5	431.9
Gross profit	178.5	121.3
Operating expenses:
Operating expenses	106.5	117.8
Restructuring charges	6.6	.3
Net (gain) loss on asset sales and other charges	(25.6)	32.1
Total operating expenses	87.5	150.2
Other income (expense):
Equity in earnings of investments	—	2.1
Other income	6.8	1.5
Total other income (expense)	6.8	3.6
Earnings (loss) before interest and taxes, depreciation and amortization	97.8	(25.3)
Depreciation and amortization expense	39.0	38.4
Total interest expense	58.2	64.3
Income (loss) from continuing operations before income taxes	.6	(128.0)
Income tax expense (benefit)	(.1)	(43.4)
Income (loss) from continuing operations	.7	(84.6)
Earnings from discontinued operations, net of tax	—	32.8
Net income (loss)	$.7	$(51.8)
Weighted average shares outstanding – diluted *	353.1	195.4
Income (loss) per share from continuing operations – diluted	$.02	$(.43)
Earnings per share from discontinued operations – diluted	—	.17
Net income (loss) per share – diluted	$.02	$(.26)

* Weighted average shares outstanding increased in 2005 over 2004 as a result of the issuance on August 24, 2004 of 46.0 million shares of common stock and 13.8 million mandatorily convertible securities which are equivalent to 110.8 million common shares.

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AQUILA, INC.

Earnings (Loss) Before Interest and Taxes, Depreciation and Amortization (EBITDA)

	3 Months Ended March 31,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$36.3	$26.6	$9.7
Gas Utilities	67.4	69.7	(2.3)
Total Utilities	103.7	96.3	7.4
Merchant Services	(6.6)	(121.9)	115.3
Corporate and Other:
International Networks	—	4.2	(4.2)
Communications	2.3	1.2	1.1
Corporate	(1.6)	(5.1)	3.5
Total Corporate and Other	.7	.3	.4
Total EBITDA	97.8	(25.3)	123.1
Depreciation and amortization	39.0	38.4	(.6)
Interest expense	58.2	64.3	6.1
Income (loss) from continuing operations before income taxes	$.6	$(128.0)	$128.6

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AQUILA, INC.

Consolidated Balance Sheets

	March 31,	December 31,
In millions	2005	2004
ASSETS
Cash and cash equivalents	$196.1	$225.1
Short-term investments	52.5	—
Restricted cash	22.9	22.8
Accounts receivable, net	415.8	463.4
Price risk management assets	177.9	124.9
Other current assets	547.8	712.6
Total current assets	1,413.0	1,548.8
Property, plant and equipment, net	2,804.5	2,777.4
Price risk management assets	164.9	136.1
Other assets	304.4	315.0
Total Assets	$4,686.8	$4,777.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$21.6	$42.0
Accounts payable	243.5	375.6
Price risk management liabilities	177.1	137.3
Other current liabilities	295.4	299.5
Total current liabilities	737.6	854.4
Long-term debt, net	2,329.0	2,329.9
Deferred income taxes and credits	147.5	148.0
Price risk management liabilities	130.3	102.3
Long-term gas contracts, net	28.7	32.9
Other liabilities	182.6	179.3
Common shareholders’ equity	1,131.1	1,130.5
Total Liabilities and Shareholders’ Equity	$4,686.8	$4,777.3

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